Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BCPE EAGLE HOLDINGS INC.

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Christopher Gordon, being the President of BCPE Eagle Holdings Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on November 30, 2016 under the name as BCPE Oasis Holdings Inc. (the “Certificate of Incorporation”).

SECOND: The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of incorporation of this Corporation.

THIRD: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the certificate of incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Restated Certificate”).

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IN WITNESS WHEREOF, the undersigned, hereinabove named, for the purpose of restating and integrating and further amending the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 16th day of March, 2017.

BCPE EAGLE HOLDINGS INC., a Delaware corporation

By:	/s/ Christopher Gordon
Name:	Christopher Gordon
Title:	President

Signature Page to Amended & Restated Certificate of Incorporation of

BCPE Eagle Holdings Inc.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BCPE EAGLE HOLDINGS INC.

ARTICLE ONE

The name of the corporation is BCPE Eagle Holdings Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Suite 302, 4001 Kennett Pike, Wilmington, County of New Castle, Delaware 19807. The name of the registered agent of the Corporation for service of process at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.     Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 8,050,000 shares, consisting of:

(a)	50,000 shares of initially undesignated Preferred Stock, par value $0.00 per share (the “Preferred Stock”);

(b)	7,113,636 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and the Corporation is specifically authorized to issue fractional shares of Class A Common Stock; and

(c)	886,364 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), and the Corporation is specifically authorized to issue fractional shares of Class B Common Stock.

The Class A Common Stock and the Class B Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.     Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, the Stockholders Agreement (as defined below) or any stock exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of this Article Four, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 3.     Common Stock

(a)     General Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(b)     Voting Rights. Except as otherwise required by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of Class A Common Stock, and each holder of Class A Common Stock shall have one vote for each share of Class A Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation. There shall be no cumulative voting. Except as required by applicable law, holders of Class B Common Stock, in their capacity as such, shall not have or possess any voting power or voting rights. Except for the fact that the Class B Common Stock does not possess any voting power or voting rights, the Class A Common Stock and the Class B Common Stock shall be the same in all respects under this Certificate of Incorporation. The immediately preceding sentence shall not be amended without the approval of the holders of a majority of the Class B Common Stock.

(c)     Dividends. Subject to the other provisions of this Certificate of Incorporation, holders of Common Stock (i) shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Section 3 of Article 4.

(d)    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(d) of Article Four.

(e)    Preemptive Rights. Except to the extent explicitly provided in that certain Stockholders Agreement, to be dated on or about March 16, 2017, among the Corporation and certain of its stockholders (as amended, supplemented or otherwise modified from time to time, the “Stockholder Agreement”), no holder of Common Stock shall have any preemptive or similar rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(f)    Stock Register. The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock.

(g)    Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h)    Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(i)    Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a)     To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no person who is or at any time has been a director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)     Any repeal or modification of subparagraph (a) of this Section 1 of this Article Seven shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

Section 2. Right to Indemnification. Each director and officer, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, and their respective heirs, administrators and executors, shall be indemnified and held harmless by the Corporation in accordance with, and to the fullest extent permitted by, the provisions of the DGCL as it may from time to time be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto). Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall include indemnification for all expense, liability and loss (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service as a director or officer of the Corporation (whether or not the expense, liability or loss arises out of such indemnitee’s official capacity as a director or officer), or service at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding to which the indemnitee is a party or threatened to be made a party, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Each employee and agent of the Corporation and each person who serves or may have served at the request of the Corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the same extent as provided herein with respect to directors and officers of the Corporation. The provisions of this Section 2 of Article Seven shall apply to any member of any committee appointed by the Board of Directors of the Corporation as fully as though such person shall have been an officer or director of the Corporation. The right to indemnification conferred in this Section 2 of Article Seven shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article Seven or otherwise.

Section 3.     Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this Article Seven shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 2 of this Article Seven has been delivered to the Corporation), upon the written request of the indemnitee. If a determination by the Corporation that the indemnitee is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within ninety days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within ninety days (or, in the case of an advance of expenses, thirty days, provided that the undertaking contemplated by Section 2 of this Article Seven has been delivered to the Corporation), the right to indemnification or advances as granted by this Article Seven shall be enforceable by the indemnitee in the Court of Chancery (as defined in Section 12 of this Article Seven). Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this Article Seven, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other agents for whom indemnification and advancement of expenses is provided pursuant to

Sections 2 and 3 of this Article Seven shall be the same procedure set forth in this Section 3 of this Article Seven for directors, officers, managers, members, trustees and employees, unless otherwise set forth in the action of the Board of Directors of the Corporation providing indemnification and advancement of expenses for such agent.

Section 4.     Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, member, trustee, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association, plan or other enterprise or entity against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 5.     Service for Subsidiaries. Any person serving, or who has served, as a director, officer, member, manager, trustee, agent or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise or entity, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article Seven) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

Section 6.     Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, member, manager, trustee, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Seven in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Seven shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7.     Nature of Rights. The rights conferred upon indemnitees in this Article Seven shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation (or such other service at the request of the Corporation giving rise to indemnification under this Article Seven) and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Seven that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8.     Other Rights; Continuation of Right to Indemnification. The provisions of this Article Seven shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article Seven shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section 2 of this

Article Seven at any time while this Article Seven is in effect. Any repeal or modification of this Article Seven or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section 2 of this Article Seven or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification. The Corporation hereby acknowledges that certain directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by Bain Capital Private Equity, LP or J.H. Whitney Capital Partners, LLC or any of their respective affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to such directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all costs, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation, without regard to any rights such director may have against the Fund Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors, as applicable, for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such director with respect to any claim for which such director has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors, as applicable, shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Corporation.

Section 9.     Exception to Right to Indemnification. Notwithstanding any other provisions of this Article Seven and except as may otherwise be agreed by the Corporation, no person shall be entitled to indemnification or advancement of expenses by the Corporation with respect to any action, suit or proceeding brought by such person (other than an action, suit or proceeding brought by such person (i) by way of defense or counterclaim, (ii) to enforce such person’s rights under this Certificate of Incorporation or under the Corporation’s by-laws or (iii) to enforce any other rights of such person to indemnification or advancement of expenses by the Corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such action, suit or proceeding shall have been approved by the Board of Directors of the Corporation.

Section 10.     Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 2 of this Article Seven as to all expense, liability and loss (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article Seven to the fullest extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 11.     Definition. For purposes of this Article Seven, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption of this Certificate of Incorporation and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, members, managers, trustees, and employees or agents, so that any person who is or was a director, officer, member, manager, trustee, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise or entity, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 12.     Jurisdiction. The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article Seven, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article Seven.

ARTICLE EIGHT

Section 1.     Corporate Opportunity Waiver. Each stockholder acknowledges and agrees that: (a) Bain Capital Private Equity, LP (“Bain”) and J.H. Whitney Capital Partners, LLC (“Whitney” and together with Bain, the “Sponsors”) and their respective affiliates, investment funds, equityholders, directors, officers, controlling persons, partners, managers, members and employees (collectively, the “Sponsor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Corporation and its subsidiaries or areas in which the Corporation and its subsidiaries may in the future engage in businesses) and in related businesses other than through the Corporation and its subsidiaries (each, a “Sponsor Business”), (ii) may develop a strategic relationship with businesses that are or may be competitive with the Corporation and its subsidiaries and (iii) will not be prohibited by virtue of their respective investments in the Corporation and its subsidiaries, or their respective service on the Board of Directors or any board of directors, board of managers or similar governing body of any subsidiary of the Corporation, or right to appoint any person to serve on the Board of Directors or any other such board or similar governing body, from pursuing and engaging in any such activities; (b) neither the Corporation or its subsidiaries nor any stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) no member of the Sponsor Group shall have any duty (fiduciary, contractual or otherwise) or otherwise be obligated to present any particular investment or business opportunity to the Corporation or its subsidiaries even if such opportunity is of a character which, if presented to the Corporation or its subsidiaries, could be undertaken by the Corporation or its subsidiaries, and each member of the Sponsor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; provided, that none of the foregoing clauses (a) through (c) shall apply to any Person who is a full-time employee of the Corporation or any of its subsidiaries or otherwise limit or amend any obligations under any agreement to which a stockholder or any of its affiliates is a party. Each of the Corporation, on behalf of itself and its subsidiaries, and each stockholder hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 1 of Article Eight.

Section 2.     Allocation of Corporate Opportunities. In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, any of its subsidiaries or any stockholder of the Corporation, such non-employee director shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Corporation, any of its subsidiaries or any stockholder of the Corporation, as the case may be, and, notwithstanding any provision herein to the contrary, shall not be liable to the Corporation, any of its subsidiaries or any other stockholder of the Corporation (and their respective affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such non-employee director pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present such opportunity to the Corporation, any of its subsidiaries or any stockholder of the Corporation.

Section 3.     Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Eight, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.     Certain Definitions. For purposes of this Article Eight, “Affiliated Company shall mean (i) in respect of Bain, any Person that is controlled by, controls or is under common control with Bain (other than the Corporation and any Person that is controlled by the Corporation), and (ii) in respect of Whitney, any Person that is controlled by, controls or is under common control with Whitney (other than the Corporation and any Person that is controlled by the Corporation). For purposes of this Article Eight, “Person shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other enterprise or entity.

Section 5.     Amendment of this Article. Any amendment, repeal or modification of this Article Eight shall not in any way diminish the rights or protections afforded by this Article Eight with respect to or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

Section 6. Other Agreements. Nothing in this Article Eight shall be construed to abrogate, terminate, override, limit or modify any agreement between any Sponsor or such Sponsor’s Affiliated Companies or any non-employee director and the Corporation or any of the Corporation’s subsidiaries with respect to the subject matter of this Article Eight.

Section 7. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Article Eight.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE ELEVEN

The Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s by-laws, (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine or (v) any action for indemnification or advancement of expenses brought with respect to Article Seven.

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